Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
     January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003, February 6, 2003, February 14, 2003, February 19, 2003, February 21, 2003,
     February 24, 2003, February 26, 2003, February 28, 2003, March 4, 2003,
    March 6, 2003, April 1, 2003, April 8, 2003, April 25, 2003, May 1, 2003,
                         May 6, 2003, and July 10, 2003

                                       of

                                  FINDWHAT.COM

         RS Diversified Investment Advisers Special Equity Fund ("RS Diversified") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o 57,558 shares on September 22, 2003 at an average price of $20.93 per share.

This sale was effected by Craig Hallum Capital, as agent, at a total commission of $2,887.90. Immediately following these sales, RS Diversified beneficially owned no shares of our common stock.

         SBL Fund Series X ("SBL") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o 16,400 shares on September 22, 2003 at an average price of $20.93 per share.

These sales were effected by Craig Hallum Capital, as agent, at a total commission of $820.00. Immediately following these sales, SBL beneficially owned no shares of our common stock.

         Security Equity Fund Small Cap Growth Series ("Security Equity") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    5,900 shares on September 22, 2003 at an average price of $20.93 per share.

These sales were effected by Craig Hallum Capital, as agent, at a total commission of $295.00. Immediately following these sales, Security Equity beneficially owned no shares of our common stock.

         RS Smaller Company Growth Fund ("Fund") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o 37,414 shares on September 22, 2003 at an average price of $20.93 per share.

This sale was effected by Craig Hallum Capital, as agent, at a total commission of $1,870.70. Immediately following these sales, the Fund beneficially owned 108,448 shares of our common stock.

         On September 23, 2003, the closing price per share of our common stock on the Nasdaq National Market was $21.35.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement is September 24, 2003.